                                                                      EXHIBIT 12


               LOUISVILLE GAS AND ELECTRIC COMPANY AND SUBSIDIARY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Thousands of $)

                                                  2001         2000         1999         1998       1997
                                               ---------    ---------    ---------    ---------  ---------
Earnings:
   Net Income ..............................   $ 106,781    $ 110,573   $ 106,270    $  78,120   $ 113,273

Add:
   Federal income taxes - current ..........      41,127       30,425      54,198       39,618      59,074
   State income taxes - current ............       8,185        4,450      13,650       10,164      14,754
   Deferred Federal income taxes - net .....      12,595       24,233      (4,564)       2,167      (4,171)
   Deferred State income taxes - net .......       3,840        6,787        (715)         636         778
   Investment tax credit - net .............      (4,290)      (4,274)     (4,289)      (4,312)     (4,342)
   Fixed charges ...........................      38,234       44,707      39,323       37,571      40,928
                                               ---------    ---------    --------     --------   ---------
     Earnings ..............................     206,472      216,901     203,873      163,964     220,294
                                               ---------    ---------    --------     --------   ---------
Fixed Charges:
   Interest Charges per statements of income      37,922       43,218      37,962       36,322      39,190
   Add:
     One-third of rentals charged to
       operating expense (1) ...............         312        1,489       1,361        1,249       1,738
                                               ---------    ---------    --------     --------   ---------
          Fixed charges ....................   $  38,234    $  44,707   $  39,323    $  37,571   $  40,928
                                               ---------    ---------    --------     --------   ---------
Ratio of Earnings to Fixed Charges .........        5.40         4.85        5.18         4.36        5.38
                                               =========    =========    =========    =========  =========

NOTE:

(1) In the Company's opinion, one-third of rentals represents a reasonable approximation of the interest factor.

                                                                      EXHIBIT 12


                    KENTUCKY UTILITIES COMPANY AND SUBSIDIARY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Thousands of $)

                                                            2001         2000          1999         1998       1997
                                                            ----         ----          ----         ----       ----
Earnings:
   Net Income before cumulative effect of a change in
    accounting principle per statements of income ...   $  96,278    $  95,524    $ 106,558    $  72,764    $  85,713

Add:
   Federal income taxes - current ...................      57,389       45,276       51,997       45,704       38,500
   State income taxes - current .....................      13,197        9,400       13,513       10,008        8,718
   Deferred Federal income taxes - net ..............     (12,117)      (3,376)      (4,651)      (2,492)       2,971
   Deferred State income taxes - net ................      (1,118)         927          887           54        1,635
   Deferred investment tax credit-net ...............          --           --           --           --           --
   Investment tax credit - net ......................      (3,446)      (3,674)      (3,727)      (3,829)      (4,036)
   Undistributed income of
      Electric Energy, Inc. .........................         258           70           33            1          (37)
   Fixed charges ....................................      34,202       40,254       39,486       39,318       40,324
                                                        ---------    ---------    ---------    ---------    ---------
     Earnings .......................................     184,643      184,401      204,096      161,528      173,788
                                                        ---------    ---------    ---------    ---------    ---------

Fixed Charges:
   Interest Charges .................................      34,043       39,484       38,904       38,660       39,729
   Add:
     One-third of rentals charged to
       operating expense (1) ........................         159          770          582          658          595
                                                        ---------    ---------    ---------    ---------    ---------
         Fixed charges ..............................   $  34,202    $  40,254    $  39,486    $  39,318    $  40,324
                                                        ---------    ---------    ---------    ---------    ---------

Ratio of Earnings to Fixed Charges ..................        5.40         4.58         5.17         4.11         4.31
                                                        =========    =========    =========    =========    =========

NOTE:

(1) In the Company's opinion, one-third of rentals represents a reasonable approximation of the interest factor.